Exhibit 99.1
American Life Insurance Company and the Transferred Subsidiaries
Index to the Condensed Combined Financial Statements

Page
Condensed Combined Balance Sheets as of August 31, 2010 and November 30, 2009	F – 2

Condensed Combined Statements of Income for the nine months ended August 31, 2010 and 2009	F – 3

Condensed Combined Statement of Equity for the nine months ended August 31, 2010	F – 4

Condensed Combined Statements of Cash Flows for the nine months ended August 31, 2010 and 2009	F – 5

Notes to the Condensed Combined Financial Statements	F – 6

American Life Insurance Company and the Transferred Subsidiaries
Condensed Combined Balance Sheets (Unaudited)

	August 31,	November 30,
	2010	2009
	(in millions)
Assets:
Investments:
Fixed maturity securities:
Bonds available for sale, at fair value (amortized cost: 2010 - $74,773; 2009 -$71,552)	$77,235	$71,469
Bonds held for trading, at fair value	7,421	8,226
Equity securities:
Equity securities available for sale, at fair value (cost: 2010 - $613; 2009 - $400)	655	510
Equity securities held for trading, at fair value	5,378	5,729
Mortgage and other loans receivable, net of allowances (2010 - $60; 2009 -$57)	1,103	1,230
Policy loans	1,554	1,555
Short-term investments (portion measured at fair value: 2010 -$1,348; 2009 - $2,689)	5,283	6,321
Other invested assets (portion measured at fair value: 2010 - $503; 2009 - $698)	1,975	2,246

Total investments	100,604	97,286
Cash	1,046	1,094
Accrued investment income	1,084	984
Premiums due and other insurance balances receivable, net of allowances	1,105	1,123
Deferred policy acquisition costs	10,871	10,988
Other assets	1,310	1,271
Separate account assets	236	297

Total assets	$116,256	$113,043

Liabilities:
Policyholder Funds:
Future policy benefits for life and accident and health insurance contracts	$26,773	$25,986
Policyholder contract deposits (portion measured at fair value: 2010 - $1,835; 2009 - $1,792)	64,582	65,222
Other policyholder funds	4,473	3,972

Total policyholder liabilities	95,828	95,180
Current and deferred federal and foreign income taxes	2,703	1,153
Long-term debt	46	1,112
Other liabilities (portion measured at fair value: 2010 - $3; 2009 - $11)	1,988	2,316
Separate account liabilities	236	297

Total liabilities	100,801	100,058

Commitments, contingencies and guarantees (see Note 7)	—	—
Redeemable non-controlling interest in partially owned consolidated subsidiaries	95	164

Controlling shareholder’s equity:
Shareholder’s net investment	12,882	11,566
Accumulated other comprehensive income	2,296	1,105

Total controlling shareholder’s equity	15,178	12,671
Non-controlling interest	182	150

Total equity	15,360	12,821

Total liabilities and equity	$116,256	$113,043

(See Note 9 for details of related party balances)
See accompanying notes to these Condensed Combined Financial Statements

American Life Insurance Company and the Transferred Subsidiaries
Condensed Combined Statements of Income (Unaudited)

	For the Nine Months Ended
	August 31,
	2010	2009
	(in millions)
Revenues:
Premium income and other considerations	$7,620	$7,295
Net investment income	2,810	3,932
Net realized capital gains (losses):
Other-than-temporary impairments on available for sale securities, net	(373)	(464)
Portion of other-than-temporary impairments on available for sale fixed maturity securities recognized in Accumulated other comprehensive income	(4)	76

Net other-than-temporary impairments on available for sale fixed maturity securities recognized in net income	(377)	(388)
Other realized capital gains (losses)	519	(490)

Total net realized capital gains (losses)	142	(878)
Other income	5	8

Total revenues	$10,577	$10,357

Benefits, claims and expenses:
Policyholder benefits and claims incurred	$5,913	$6,762
Policy acquisition and other expenses	2,985	2,997
Interest expense	36	14

Total benefits, claims and expenses	$8,934	$9,773

Income from operations before income tax expense	1,643	584

Income tax expense	581	166

Net income	1,062	418
Less: Net income attributable to non-controlling interest	31	35

Net income attributable to controlling shareholder’s interest	$1,031	$383

(See Note 9 for details of income and expenses from related parties.)
See accompanying notes to these Condensed Combined Financial Statements.

American Life Insurance Company and the Transferred Subsidiaries
Condensed Combined Statement of Equity (Unaudited)

		Accumulated Other Comprehensive Income (Loss)
		Net Unrealized	Foreign Currency		Total Controlling
	Shareholder’s Net	Investment Gains	Translation	Defined Benefit	Shareholder’s	Non-controlling
(in millions)	Investment	(Losses)	Adjustments	Plans Adjustment	Equity	Interest	Total Equity
Balance at December 1, 2009	$11,566	$(205)	$1,421	$(111)	$12,671	$150	$12,821
Dividends paid	—	—	—	—	—	(7)	(7)
Cash contribution from controlling shareholder	300	—	—	—	300	—	300
Cumulative effect of change in accounting principle	3	(3)	—	—	—	—	—
Other changes, net of income tax	(18)	—	—	—	(18)	(7)	(25)
Comprehensive income:
Net income*	1,031	—	—	—	1,031	27	1,058
Other comprehensive income (loss):
Unrealized investment gains (losses), net of related offsets and income tax	—	1,494	—	—	1,494	19	1,513
Foreign currency translation adjustments, net of income tax	—	—	(302)	—	(302)	—	(302)
Defined benefit plans adjustment, net of income tax	—	—	—	2	2	—	2

Other comprehensive income (loss)	—	1,494	(302)	2	1,194	19	1,213

Comprehensive income	1,031	1,494	(302)	2	2,225	46	2,271

Balance at August 31, 2010	$12,882	$1,286	$1,119	$(109)	$15,178	$182	$15,360

*	Net income presented excludes losses of redeemable non-controlling interests of $4 million.
See accompanying notes to these Condensed Combined Financial Statements.

American Life Insurance Company and the Transferred Subsidiaries
Condensed Combined Statements of Cash Flows (Unaudited)

	For the Nine Months Ended
	August 31
	2010	2009
	(in millions)
Cash flows from operating activities:
Net cash provided by operating activities	$2,871	$451

Cash flows from investing activities:
Proceeds from (payments for):
Sales of fixed maturity securities available for sale	4,473	1,505
Maturities of fixed maturity securities available for sale	2,695	2,440
Sales of equity securities available for sale	297	158
Sales of trading securities	1,738	2,096
Sales or distributions of other invested assets	294	316
Payments received on mortgage and other loans receivable	591	676
Purchases of fixed maturity securities available for sale	(11,181)	(9,708)
Purchases of equity securities available for sale	(535)	(132)
Purchases of trading securities	(1,182)	(1,360)
Purchases of other invested assets	(232)	(390)
Other trading activities, net	377	96
Mortgage and other loans receivable issued	(479)	(397)
Change in securities lending invested collateral	279	1,572
Net additions to real estate, fixed assets, and other assets	(106)	(85)
Net change in short-term investments	456	2,435
Net change in derivative assets and liabilities	438	(32)

Net cash used in investing activities	(2,077)	(810)

Cash flows from financing activities:
Proceeds from (payments for):
Policyholder contract deposits	7,628	8,723
Policyholder contract withdrawals	(7,427)	(11,580)
Issuance of long term debt	5	420
Repayments on long term debt	(1,077)	(22)
Change in securities lending payable	(253)	(1,601)
Disbursements to non-controlling interest	(17)	(7)
Cash contribution from controlling shareholder	300	—
Dividends paid to controlling shareholder	—	(215)
Other, net	(5)	5

Net cash used in financing activities	(846)	(4,277)

Effect of exchange rate changes on cash	4	158

Change in cash	(48)	(4,478)
Cash at beginning of period	1,094	5,423

Cash at end of period	$1,046	$945

Supplementary disclosure of cash flow information:
Cash paid (received) for:
Interest	$36	$15
Taxes	(45)	271
Non-cash financing activities:
Amounts credited to policyholder accounts included in financing activities	$2,384	$4,989
Non-cash settlement of securities lending payable	—	111
See accompanying notes to these Condensed Combined Financial Statements.

American Life Insurance Company and the Transferred Subsidiaries
Index of Notes to the Condensed Combined Financial Statements (Unaudited)

Page
Note 1.	Description of Business and Basis of Presentation	F–7

Note 2.	Summary of Significant Accounting Policies	F–8

Note 3.	Fair Value Measurements	F–9

Note 4.	Investments	F–22

Note 5.	Variable Interest Entities	F–33

Note 6.	Derivatives	F–35

Note 7.	Commitments, Contingencies, and Guarantees	F–36

Note 8.	Employee Compensation and Benefits Plans	F–39

Note 9.	Related Party Transactions	F–40

Note 10.	Income Taxes	F–45

Note 11.	Subsequent Events	F–46

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
1. Description of Business and Basis of Presentation
These condensed combined financial statements comprise the financial position and operating results of the managed insurance businesses of American Life Insurance Company (“ALICO”) and Delaware American Life Insurance Company (“DELAM”), along with their consolidated subsidiaries (hereinafter referred to as “the Company” or “American Life Insurance Company and the Transferred Subsidiaries”). The fiscal third quarter of ALICO ended August 31 and the fiscal third quarter of DELAM ended September 30. For purposes of these condensed combined financial statements and accompanying notes, all financial data as of and for the nine months ended August 31, includes the financial position and operating results of DELAM as of and for the nine months ended September 30. The effects to these condensed combined financial statements and accompanying notes by including DELAM using the nine months ended September 30 are not material. Unless otherwise indicated, all references in these condensed combined financial statements and accompanying notes represent the Company’s financial position as of August 31, 2010 and November 30, 2009, and its results of operations for the nine months ended August 31, 2010 and 2009.
The condensed combined financial statements also include certain international life insurance businesses that have been managed by the Company but were previously legally owned by American International Group, Inc. (“AIG” or the “Parent”) or other AIG subsidiaries. These combinations have been accounted for as reorganizations of entities under common control and all prior financial statements presented have been adjusted so as to reflect the Company’s financial position and results of operations as if the purchased and contributed businesses were always a part of the Company. Consolidated subsidiaries include those entities in which the Company has a controlling financial interest, either through a majority voting interest or as the primary beneficiary of a variable interest entity. (See Note 5 for further information on the Company’s consolidated variable interest entities.)
Effective November 30, 2009, in connection with an AIG restructuring plan, AIG contributed all of the outstanding common shares of ALICO to a special purpose vehicle, ALICO Holdings, LLC (“ALICO Holdings”) in exchange for all common and preferred membership interests in ALICO Holdings. Additionally, AIG transferred the preferred membership interests in ALICO Holdings to the Federal Reserve Bank of New York (“FRBNY”) in satisfaction of $9.0 billion in outstanding obligations to the FRBNY’s credit facility provided to AIG. AIG holds all outstanding common interests of ALICO Holdings.
On March 7, 2010, AIG and ALICO Holdings entered into a definitive agreement for the sale of the Company to MetLife, Inc. (MetLife) for approximately $15.5 billion, including $6.8 billion in cash and the remainder in equity securities of MetLife, subject to closing adjustments. The transaction is expected to close in 2010 and is subject to certain regulatory approvals and other customary closing conditions.
These condensed combined financial statements do not include all disclosures required by accounting principles generally accepted in the United States of America (GAAP) for complete condensed combined financial statements and should be read in conjunction with the combined financial statements and the related notes as of and for the year ended November 30, 2009. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. The results of operations for the interim periods should not be considered indicative of the results to be expected for the full year. In the opinion of Management, these condensed combined financial statements contain the normal recurring adjustments necessary for fair statement of the results presented herein. All significant intercompany accounts and transactions have been eliminated.
As a result of current analysis and review of certain bank account terms, approximately $548 million of non-interest bearing cash has been reclassified from short-term investments to cash on the accompanying November 30, 2009 balance sheet and the beginning cash balance on the accompanying Statement of Cash Flows for the nine-month period ended August 31, 2009 has been increased by approximately $1,213 million.
Certain other reclassifications and disclosure changes have been made to prior period amounts to conform to the current period presentation.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.
The Company considers its most critical accounting estimates to be those with respect to items considered by Management in:
•	estimating future policy benefits for life and accident and health insurance contracts,

•	determining estimated gross profits for investment-oriented products,

•	assessing the recoverability of deferred policy acquisition costs (DAC),

•	evaluating other-than-temporary impairments in the valuation of investments,

•	estimating the fair value measurements of certain assets and liabilities, and

•	estimating income taxes, including the recoverability of deferred income tax assets.
These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from the assumptions used, the Company’s consolidated financial condition, results of operations and cash flows could be materially affected.
Adoption of Recent Accounting Standards:
The Company adopted the following accounting standards during the nine month period ended August 31, 2010:
Accounting for Transfers of Financial Assets
In June 2009, the FASB issued an accounting standard addressing transfer of financial assets that removes the concept of a qualifying special-purpose entity (QSPE) from the FASB Accounting Standards Codification and removes the exception from applying the consolidation rules to QSPEs. The new standard is effective for the Company’s interim and annual periods beginning December 1, 2009. The Company adopted the standard in the nine month interim period ending August 31, 2010. The adoption of the accounting standard did not have a material effect on the Company’s combined financial condition, results of operations, or cash flows.
Consolidation of Variable Interest Entities
In June 2009, the FASB issued an accounting standard that amends the rules addressing consolidation of variable interest entities with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly affect the entity’s economic performance and has (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. The new standard also requires enhanced financial reporting by enterprises involved with variable-interest entities. The new standard became effective for all of the Company’s interim and annual periods beginning December 1, 2009. In February 2010, the FASB issued an update to the aforementioned accounting standard that defers the revised consolidation rules for variable interest entities with attributes of, or similar to, an investment company or money market fund. The primary effect of this deferral for the Company is that it will continue to apply the consolidation rules in effect before the amended guidance

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
discussed above for its interests in eligible entities, such as certain mutual funds. The adoption of the accounting standard did not have a material effect on the Company’s combined financial condition, results of operations, or cash flows. (See Note 5, Variable Interest Entities.)
Accounting for Embedded Credit Derivatives
In March 2010, the FASB issued an accounting standard that amends the accounting for embedded credit derivative features in structured securities that redistribute credit risk in the form of subordination of one financial instrument to another. The new standard clarifies how to determine whether embedded credit derivative features, including those in collateralized debt obligations (CDOs), credit-linked notes (CLNs), synthetic CDOs and CLNs and other synthetic securities (e.g., commercial and residential mortgage-backed securities issued by securitization entities that wrote credit derivatives), are considered to be embedded derivatives that require bifurcation and separate accounting. The new standard is effective for interim and annual periods beginning on July 1, 2010 for the Company. The Company accounts for its investments in synthetic securities otherwise requiring bifurcation at fair value, with changes in fair value recognized in earnings. Adoption of this standard resulted in reclassification of $42 million of synthetic securities from Bonds available for sale to Bond trading securities and a reclassification of $3 million of unrealized gains from Accumulated other comprehensive income to Shareholder’s net investment as of July 1, 2010. The Company does not expect the adoption of this new standard to be material to its combined financial condition, results of operations or cash flows.
Improving Disclosures about Fair Value Measurements
In January 2010, the FASB issued an accounting standard that amends the requirements for fair value measurement disclosures. This standard requires additional fair value measurement disclosures including the amount of and reasons for transfers in and out of Level 1 and Level 2 fair value measurements. It also changes the requirement to disclose purchases, sales, issuances, and settlements in the reconciliation of recurring Level 3 fair value measurements to a gross basis rather than a net basis. In addition, the standard clarifies that the level of disaggregation required for existing fair value disclosures should be provided for each class of assets and liabilities. Also, disclosures about inputs and valuation techniques, as well as changes to those inputs and valuation techniques from previous periods, should be disclosed for Level 2 and Level 3 fair value measurements on an interim and annual basis. The new standard became effective for all of the Company’s interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in the recurring Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010, and interim periods within those fiscal years. The adoption of the accounting standard did not have a material effect on the Company’s combined financial condition, results of operations, or cash flows, but did result in additional disclosure in Footnote 3 of the Condensed Combined Financial Statements.
3. Fair Value Measurements
Fair Value Measurements on a Recurring Basis
The Company measures at fair value on a recurring basis, financial instruments in its trading and available for sale securities portfolios, derivative assets and liabilities, securities lending invested collateral, non-traded equity investments, certain private limited partnerships, certain hedge funds included in Other invested assets, certain Short-term investments, separate and variable account assets and certain Policyholder contract deposits. The fair value of a financial instrument is the amount that the Company believes would be received at a sale of an asset or paid to transfer a liability in an orderly transaction between willing, able and knowledgeable market participants at the measurement date.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and thus require less judgment in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An active market is one in which transactions for the particular asset or liability being valued occurs with sufficient frequency and volume to provide pricing information on an ongoing basis. An other-than-active market is one in which there are few transactions, prices are not current, price quotations vary substantially either over time or among market makers, or in which little information is released publicly for the particular asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, characteristics specific to the transaction and overall general market conditions.
Fair Value Hierarchy
Assets and liabilities recorded at fair value in the condensed Combined Balance Sheet are measured and classified in a hierarchy for disclosure purposes consisting of three “levels” based on the observability of inputs available in the marketplace as discussed below:
•	Level 1: Fair value measurements that are quoted prices (unadjusted) in active markets that the Company has the ability to access for identical assets or liabilities- Market price data generally is obtained from exchange or dealer markets. The Company does not adjust the quoted price for such instruments. Assets and liabilities measured at fair value on a recurring basis and classified as Level 1 include actively traded listed common stocks and derivative contracts, separate account assets and most mutual funds.

•	Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly- Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Assets and liabilities measured at fair value on a recurring basis and classified as Level 2 generally include certain government and agency securities, most investment-grade and high-yield corporate bonds, certain residential mortgage-backed securities (RMBS), commercial mortgage-backed securities (CMBS) and collateralized debt obligations/asset backed securities (CDO/ABS), certain listed equities, state, municipal and provincial obligations, hybrid securities, mutual fund and certain derivative contracts.

•	Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable- These measurements include circumstances in which there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment. In making the assessment, the Company considers factors specific to the asset or liability. Assets and liabilities measured at fair value on a recurring basis and classified as Level 3 include certain RMBS, CMBS and CDO/ABS, corporate debt, certain government and agency securities, certain derivative contracts, policyholder contract deposits carried at fair value, certain mutual fund, private equity and real estate fund investments, and direct private equity investments. The Company’s non-financial instrument assets that are measured at fair value on a non-recurring basis generally are classified as Level 3.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
Valuation Methodologies
The following is a description of the valuation inputs and methodologies used for instruments carried at fair value on a recurring basis:
Incorporation of Credit Risk in Fair Value Measurements
A key component to the fair value measurement is the incorporation of nonperformance risk, including credit risk. The credit risk of the counterparty is incorporated into the calculation of the credit risk adjustment for fair value measurements in an asset position. Fair values for fixed maturity securities based on observable market prices for identical or similar instruments implicitly incorporate counterparty credit risk. The Company’s own credit risk is incorporated into the calculation of the credit risk adjustment for fair value measurements in a liability position. The Company also uses the assumptions that a market participant would use in pricing the asset or liability. This includes a market participant’s assumptions about the risk of default and how that risk will be valued.
Generally, the current credit exposure of the Company’s derivative contracts is limited to the net positive estimated fair value of derivative contracts at the reporting date after taking into consideration the existence of netting agreements and any collateral received. The Company manages its credit risk related to over-the-counter derivatives by entering into transactions with creditworthy counterparties.
Fixed Maturity Securities — Trading and Available for Sale
The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Whenever available, the Company obtains quoted prices in active markets for identical assets at the balance sheet date to measure at fair value fixed maturity securities in its trading and available for sale portfolios. Market price data generally is obtained from dealer markets.
The Company estimates the fair value of fixed maturity securities not traded in active markets by referring to traded securities with similar attributes, using dealer quotations, a matrix pricing methodology, discounted cash flow analyses and/or internal valuation models. This methodology considers such factors as the issuer’s industry, the security’s rating and tenor, its coupon rate, its position in the capital structure of the issuer, yield curves, credit curves, prepayment rates and other relevant factors. For certain fixed maturity instruments (for example, private placements) that are not traded in active markets or that are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments generally are based on available market evidence. In the absence of such evidence, Management’s best estimate is used.
Equity Securities Traded in Active Markets — Trading and Available for Sale
The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Whenever available, the Company obtains quoted prices in active markets for identical assets at the balance sheet date to measure at fair value marketable equity securities in its trading and available for sale portfolios. Market price data generally is obtained from exchange or dealer markets.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
Hedge Funds, Private Equity Funds and Other Investment Partnerships — Other Invested Assets
The Company initially estimates the fair value of investments in certain hedge funds, private equity funds and other investment partnerships by reference to the transaction price. Subsequently, the Company generally obtains the fair value of these investments from net asset value information provided by the general partner or manager of the investments, the financial statements of which are generally audited annually. The Company considers observable market data and performs diligence procedures in validating the appropriateness of using the net asset value as a fair value measurement.
Separate Account Assets
Separate account assets are composed primarily of registered and unregistered open-end mutual funds that generally trade daily and are measured at fair value in the manner discussed above for equity securities traded in active markets.
Freestanding Derivatives
Derivative assets and liabilities can be exchange-traded or traded over-the-counter (OTC). The Company generally values exchange-traded derivatives using quoted prices in active markets for identical derivatives at the balance sheet date.
OTC derivatives are valued using market transactions and other market evidence whenever possible, including market-based inputs to models, model calibration to market clearing transactions, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. When models are used, the selection of a particular model to value an OTC derivative depends on the contractual terms of, and specific risks inherent in the instrument, as well as the availability of pricing information in the market. The Company generally uses similar models to value similar instruments. Valuation models require a variety of inputs, including contractual terms, market prices and rates, yield curves, credit curves, measures of volatility, prepayment rates and correlations of such inputs. For OTC derivatives that trade in liquid markets, such as generic forwards, swaps and options, model inputs can generally be corroborated by observable market data by correlation or other means, and model selection does not involve significant Management judgment.
Certain OTC derivatives trade in less liquid markets with limited pricing information, and the determination of fair value for these derivatives is inherently more difficult. When the Company does not have corroborating market evidence to support significant model inputs and cannot verify the model to market transactions, the transaction price is initially used as the best estimate of fair value. Accordingly, when a pricing model is used to value such an instrument, the model is adjusted so the model value at inception equals the transaction price. Subsequent to initial recognition, the Company updates valuation inputs when corroborated by evidence such as similar market transactions, third party pricing services and/or broker or dealer quotations, or other empirical market data. When appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations. Such adjustments are generally based on available market evidence. In the absence of such evidence, Management’s best estimate is used.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
Embedded Derivatives
The Company purchases and issues financial instruments and products that contain embedded derivative instruments. When it is determined that (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and (2) a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host for measurement purposes. The embedded derivative, which is reported with the host instrument in the Combined Balance Sheets, is carried at fair value with changes in fair value reported in Net realized capital gains and losses or Policyholder benefits and claims incurred, as appropriate.
Policyholder Contract Deposits
Policyholder contract deposits accounted for at fair value are measured using an earnings approach by taking into consideration the following factors:
•	current policyholder account values and related surrender charges;

•	the present value of estimated future cash inflows (policy fees) and outflows (benefits and maintenance expenses) associated with the product using risk neutral valuations, incorporating expectations about policyholder behavior, market returns and other factors; and

•	a risk margin that market participants would require for a market return and the uncertainty inherent in the model inputs.
The change in fair value of these policyholder contract deposits, including any premiums or fees collected, is recorded as Policyholder benefits and claims incurred in the Condensed Combined Statements of Income. Policy fees and premiums collected are not recorded separately as revenue.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following tables present information about assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value measurement based on the levels of the inputs used as of August 31, 2010 and November 30, 2009:

as of August 31, 2010				Counterparty	Cash
(in millions)	Level 1	Level 2	Level 3	Netting (a)	Collateral (b)	Total
Assets:
Bonds available for sale:
U.S. government and government sponsored entities	$—	$2,195	$—	$—	$—	$2,195
Obligations of states, municipalities and political subdivisions	—	2,503	1	—	—	2,504
Non-U.S. governments	155	23,235	697	—	—	24,087
Corporate debt	—	40,809	47	—	—	40,856
Mortgage-backed, asset-backed and collateralized:
RMBS	—	1,070	129	—	—	1,199
CMBS	—	4,040	2,028	—	—	6,068
CDO/ABS	—	73	253	—	—	326

Total mortgage-backed, asset-backed and collateralized	—	5,183	2,410	—	—	7,593

Total bonds available for sale	155	73,925	3,155	—	—	77,235

Bonds held for trading:
U.S. government and government sponsored entities	1	206	—	—	—	207
Obligations of states, municipalities and political subdivisions	373	2,339	—	—	—	2,712
Non-U.S. governments	—	1	—	—	—	1
Corporate debt	—	3,425	—	—	—	3,425
Mortgage-backed, asset-backed and collateralized:
RMBS	—	794	—	—	—	794
CMBS	—	134	76	—	—	210
CDO/ABS	—	10	62	—	—	72

Total mortgage-backed, asset-backed and collateralized	—	938	138	—	—	1,076

Total bonds held for trading	374	6,909	138	—	—	7,421

Equity securities available for sale:
Common stocks	119	2	—	—	—	121
Preferred stocks	—	45	—	—	—	45
Mutual funds	477	12	—	—	—	489

Total equity securities available for sale	596	59	—	—	—	655

Equity securities held for trading:
Common stocks	2,699	—	—	—	—	2,699
Mutual funds	2,568	105	6	—	—	2,679

Total equity securities held for trading	5,267	105	6	—	—	5,378

Other invested assets	116	409	165	(79)	(108)	503
Short-term investments	—	1,348	—	—	—	1,348
Separate account assets	120	115	1	—	—	236

Total assets	$6,628	$82,870	$3,465	$(79)	$(108)	$92,776

Liabilities:
Policyholder contract deposits	$—	$—	$1,835	$—	$—	$1,835
Other liabilities	—	70	12	(79)	—	3

Total liabilities	$—	$70	$1,847	$(79)	$—	$1,838

(a)	Represents netting of derivative exposures covered by a qualifying master netting agreement.

(b)	Represents offset for cash collateral posted (received).

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)

as of November 30, 2009				Counterparty	Cash
(in millions)	Level 1	Level 2	Level 3	Netting (a)	Collateral (b)	Total
Assets:
Bonds available for sale:
U.S. government and government sponsored entities	$—	$1,342	$—	$—	$—	$1,342
Obligations of states, municipalities and political subdivisions	—	1,880	—	—	—	1,880
Non-U.S. governments	—	20,145	740	—	—	20,885
Corporate debt	—	40,454	33	—	—	40,487
Mortgage-backed, asset-backed and collateralized:
RMBS	—	1,034	34	—	—	1,068
CMBS	—	4,193	1,255	—	—	5,448
CDO/ABS	—	84	275	—	—	359

Total mortgage-backed, asset-backed and collateralized	—	5,311	1,564	—	—	6,875

Total bonds available for sale	—	69,132	2,337	—	—	71,469

Bonds held for trading:
U.S. government and government sponsored entities	—	144	16	—	—	160
Obligations of states, municipalities and political subdivisions	—	3,117	6	—	—	3,123
Non-U.S. governments	—	81	—	—	—	81
Corporate debt	—	3,745	2	—	—	3,747
Mortgage-backed, asset-backed and collateralized:
RMBS	—	884	—	—	—	884
CMBS	—	124	98	—	—	222
CDO/ABS	—	9	—	—	—	9

Total mortgage-backed, asset-backed and collateralized	—	1,017	98	—	—	1,115

Total bonds held for trading	—	8,104	122	—	—	8,226

Equity securities available for sale:
Common stocks	196	5	—	—	—	201
Preferred stocks	—	45	—	—	—	45
Mutual funds	245	19	—	—	—	264

Total equity securities available for sale	441	69	—	—	—	510

Equity securities held for trading:
Common stocks	3,087	—	—	—	—	3,087
Mutual funds	2,562	73	7	—	—	2,642

Total equity securities held for trading	5,649	73	7	—	—	5,729

Other invested assets	89	438	335	(64)	(100)	698
Short-term investments	178	2,511	—	—	—	2,689
Separate account assets	85	211	1	—	—	297

Total assets	$6,442	$80,538	$2,802	$(64)	$(100)	$89,618

Liabilities:
Policyholder contract deposits	$—	$—	$1,792	$—	$—	$1,792
Other liabilities	1	56	10	(64)	8	11

Total liabilities	$1	$56	$1,802	$(64)	$8	$1,803

(a)	Represents netting of derivative exposures covered by a qualifying master netting agreement.

(b)	Represents offset for cash collateral posted (received).

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
Changes in Level 3 recurring fair value measurements
The following tables present the changes for the nine months ended August 31, 2010 and 2009 in Level 3 assets and liabilities measured at fair value on a recurring basis, and the realized and unrealized gains (losses) recorded in income during those periods related to the Level 3 assets and liabilities that remained as of August 31, 2010 and 2009:

							Changes in
							realized and
		Net realized		Purchases,			unrealized
		and unrealized	Accumulated	sales and			gains (losses) on
	Balance	gains (losses)	other	issuances, and		Balance	instruments
for the nine months ended August 31, 2010	beginning of	included in	comprehensive	settlements-	Transfers	end of	held at period
(in millions)	period	income (a)	income	net	(b)	period	end
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$—	$—	$—	$4	$(3)	$1	$—
Non-U.S. governments	740	1	(59)	57	(42)	697	—
Corporate debt	33	3	(2)	15	(2)	47	—
Mortgage-backed, asset-backed and collateralized:
RMBS	34	(2)	3	(2)	96	129	—
CMBS	1,255	(143)	387	79	450	2,028	—
CDO/ABS	275	1	46	(25)	(44)	253	—

Total mortgage-backed, asset-backed and collateralized:	1,564	(144)	436	52	502	2,410	—

Total bonds available for sale	2,337	(140)	375	128	455	3,155	—

Bonds held for trading
U.S. government and government sponsored entities:	16	—	—	(16)	—	—	—
Obligations of states, municipalities and political subdivisions	6	(1)	—	(5)	—	—	—
Corporate debt	2	—	—	—	(2)	—	—
Mortgage-backed, asset-backed and collateralized:
RMBS	—	1	—	—	(1)	—	—
CMBS	98	19	—	(27)	(14)	76	10
CDO/ABS	—	4	—	16	42	62	—

Total mortgage-backed, asset-backed and collateralized	98	24	—	(11)	27	138	10

Total bonds held for trading	122	23	—	(32)	25	138	10

Equity securities available for sale:
Common stocks	—	—	3	—	3	—	—

Total equity securities available for sale	—	—	3	—	3	—	—

Equity securities held for trading:
Mutual funds	7	(5)	—	(7)	11	6	—

Total equity securities held for trading	7	(5)	—	(7)	11	6	—

Other invested assets	335	53	(2)	(241)	20	165	—
Separate account assets	1	—	—	—	—	1	—

Total assets	$2,802	$(69)	$376	$(152)	$508	$3,465	$10

Liabilities:
Policyholder contract deposits	$1,792	$17	$43	$(17)	$—	$1,835	$57
Other liabilities	10	2	—	—	—	12	3

Total liabilities	$1,802	$19	$43	$(17)	$—	$1,847	$60

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)

							Changes in
							realized and
		Net realized		Purchases,			unrealized
		and unrealized	Accumulated	sales and			gains (losses) on
	Balance	gains (losses)	other	issuances, and			instruments
for the nine months ended August 31, 2009	beginning of	included in	comprehensive	settlements-		Balance end	held at period
(in millions)	period	income (a)	income	net	Transfers (b)	of period	end
Assets:
Total bonds available for sale	$1,105	$172	$(105)	$14	$569	$1,755	$—
Bonds held for trading	17	(3)	—	12	70	96	79
Equity securities held for trading	2	(1)	—	(7)	20	14	(2)
Other invested assets	270	(35)	5	3	8	251	—
Separate account assets	1	—	—	—	(1)	—	—

Total assets	$1,395	$133	$(100)	$22	$666	$2,116	$77

Liabilities:
Policyholder contract deposits	$1,554	$(31)	$217	$(11)	$17	$1,746	$(53)
Other liabilities	21	(8)	2	—	(3)	12	(9)

Total liabilities	$1,575	$(39)	$219	$(11)	$14	$1,758	$(62)

(a)	Net realized and unrealized gains and losses related to Level 3 items shown above are reported in the Condensed Combined Statements of Income primarily as follows:

Major Category of Assets/Liabilities	Condensed Combined Statements of Income Line Items
Bonds available for sale	• Net realized capital losses
Bonds held for trading	• Net investment income
Other invested assets	• Net realized capital losses
Policyholder contract deposits	• Policyholder benefits and claims incurred
• Net realized capital losses
Other liabilities	• Net realized capital losses

(b)	Transfers are comprised of gross transfers into Level 3 assets of $753 million and $762 million and gross transfers out of Level 3 assets of $245 million and $96 million for the nine months ended August 31, 2010 and 2009, respectively. The Company’s policy is to record transfers of assets and liabilities into or out of Level 3 at their fair values as of the end of each reporting period, consistent with the date of the determination of fair value. As a result, the Net realized and unrealized gains (losses) included in Income or Other comprehensive income and as shown in the table above exclude $54 million and $43 million of net gains related to assets and liabilities transferred into Level 3 during the nine months ended August 31, 2010 and 2009, respectively, and exclude $7 million and $8 million of net gains related to assets and liabilities transferred out of Level 3 during the nine months ended August 31, 2010 and 2009, respectively.
Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3 in the tables above. As a result, the unrealized gains (losses) on instruments held as of August 31, 2010 and 2009, may include changes in fair value that were attributable to both observable (e.g. changes in market interest rates) and unobservable inputs (e.g. changes in unobservable long-dated volatilities).

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
The Company’s policy is to transfer assets and liabilities into Level 3 when a significant input cannot be corroborated with market observable data. This may include: circumstances in which market activity has dramatically decreased and transparency to underlying inputs cannot be observed, current prices are not available and substantial price variances in quotations among market participants exist.
In certain cases, the inputs used to measure the fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment. In making the assessment, factors specific to the asset or liability are considered.
During the nine months ended August 31, 2010, the Company transferred into Level 3 approximately $753 million of assets, consisting of certain ABS, CMBS, RMBS and non-US government bonds as well as private placement corporate debt. A majority of the transfers into Level 3 related to investments in CMBS and was due to a decrease in market transparency and downward credit migration in these securities.
Assets are transferred out of Level 3 when circumstances change such that significant inputs can be corroborated with market observable data. This may be due to a significant increase in market activity for the asset, a specific event, one or more significant input(s) becoming observable, or when a long-term interest rate significant to a valuation becomes short-term and thus observable. During the nine months ended August 31, 2010, approximately $245 million of assets were transferred out of Level 3. These transfers out of Level 3 were primarily related to investments in certain ABS and RMBS and investments in private placement corporate debt and non- US government bonds. Transfers out of Level 3 for ABS and RMBS investments were primarily due to increased usage of pricing from valuation service providers that were reflective of market activity, where previously an internally adjusted price had been used. Transfers out of Level 3 for private placement corporate debt were primarily the result of using observable pricing information or a third party pricing quote that appropriately reflects the fair value of those securities, without the need for adjustment based on the Company’s own assumptions regarding the characteristics of a specific security or the current liquidity in the market.
Transfers of Level 1 and Level 2 Assets and Liabilities
During the nine months ended August 31, 2010, investments with fair values of $1.1 billion and $216 million were transferred out of Level 1 and into Level 2 and out of Level 2 and into Level 1, respectively. These transfers in the aggregate represent less than two percent of total assets and nine percent of total equity at August 31, 2010.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
Investments in certain entities carried at fair value using net asset value per share
The following table includes information related to investments in certain other invested assets, including private equity funds, hedge funds and other alternative investments that calculate net asset value per share (or its equivalent). For these investments, which are measured at fair value on a recurring or non-recurring basis at August 31, 2010 and November 30, 2009, the net asset value per share is used as a practical expedient for fair value as of:

	August 31, 2010		November 30, 2009
	Fair Value Using	Unfunded	Fair Value Using Net	Unfunded
(in millions)	Net Asset Value	Commitments	Asset Value	Commitments
Investment Category
Private Equity Funds Venture Capital (a)	$7	$3	$11	$4

Total Private Equity Funds	7	3	11	4
Global Real Estate Funds (b)	7	12	8	14

Total	$14	$15	$19	$18

(a)	Includes investments in funds which invest in early-stage, high-potential, and growth companies in the interest of generating a return through an eventual realization event such as an initial public offering or sale of the company.

(b)	Includes investments in funds which invest in domestic and foreign commercial real estate.
Private equity fund investments included above are not redeemable during the lives of the funds, and have expected remaining lives that extend in some cases to 10 years. Seven percent of such funds have expected remaining lives of less than three years, and 93 percent have expected remaining lives between three and 10 years. Expected lives are based upon legal maturity, which can be extended at the general manager’s discretion, typically in one year increments.
Global real estate fund investments included above are not redeemable during the lives of the funds, and have expected remaining lives that extend from three to seven years.
Fair Value Measurements on a Non-Recurring Basis
The fair value of certain assets are measured on a non-recurring basis, generally quarterly, annually, or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. These assets include cost and equity-method investments, collateral securing foreclosed loans and real estate and other fixed assets and goodwill. A variety of techniques are used to measure the fair value of these assets when appropriate, as described below:
•	Cost and Equity Method Investments: When it is determined that the carrying value of these assets may not be recoverable, the assets are recorded at fair value with the loss recognized in earnings. In such cases, the fair values of these assets are measured using the techniques discussed in Valuation Methodologies above for Other invested assets.

•	Collateral Securing Foreclosed Loans and Real Estate and Other Fixed Assets: When collateral is collected in connection with foreclosed loans, the estimate of fair value is generally based on the price that would be received in a current transaction to sell the asset by itself, by reference to observable transactions for similar assets.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
•	Goodwill: Goodwill is tested annually for impairment or more frequently whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable. When it is determined that goodwill may be impaired, techniques are used including market-based earnings multiples of peer companies, discounted expected future cash flows, appraisals, or, in the case of reporting units being considered for sale, third-party indications of fair value of the reporting unit, if available, to determine the amount of any impairment.

•	Long-Lived Assets: Long-lived assets are tested for impairment whenever events or changes in circumstances indicate the carrying amount of a long-lived asset may not be recoverable. The fair values of long-lived assets are measured based on an in-use premise that considers the same factors used to estimate the fair value of its real estate and other fixed assets under an in-use premise.
Fair Value Option
The Company elected to apply the fair value option to certain single premium variable life products in Japan classified within policyholder contract deposits in the Condensed Combined Balance Sheets. For the nine months ended August 31, 2010 and 2009, the Company recorded a gain of $43 million and $31 million, respectively, in Policyholder benefit and claims incurred. The Company elected the fair value option for these liabilities to more closely align its accounting with the economics of its transactions at the time of election. The fair value option election allowed the Company to better match the inherent market risks associated with this business in an efficient and effective manner through the use of derivative instruments entered into with AIG. During the nine months ended August 31, 2010, the Company unwound all the affiliated derivatives described above, in conjunction with AIG’s restructuring and divestiture plans and currently has no specific plan to manage the inherent market risks of this business through the use of derivative instruments.
Fair Value Information about Financial Instruments Not Measured at Fair Value
Information regarding the estimation of fair value for financial instruments not carried at fair value (excluding insurance contracts and lease contracts) is discussed below:
•	Mortgage and other loans receivable: Fair values of loans on real estate and collateral loans were estimated for disclosure purposes using discounted cash flow calculations based upon discount rates that Management believes market participants would use in determining the price they would pay for such assets. For certain loans, current incremental lending rates for similar type loans are used as the discount rate, as it is believed that this rate approximates the rates market participants would use.

•	Policy loans: The fair values of policy loans were not estimated as the Company believes it would have to expend excessive costs for the benefits derived and such loans are fully collateralized.

•	Cash, short-term investments, other assets and other liabilities: The carrying values of these assets and liabilities approximate fair values because of the relatively short period of time between origination and expected realization.

•	Policyholder contract deposits associated with investment-type contracts: Fair values for Policyholder contract deposits associated with investment-type contracts not accounted for at fair value were estimated for disclosure purposes using discounted cash flow calculations based upon interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued. Where no similar contracts are being offered, the discount rate is the appropriate tenor swap rates (if available) or current risk-free interest rates consistent with the currency in which the cash flows are denominated.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
•	Long-term debt: Fair values of these obligations were determined for disclosure purposes by reference to quoted market prices, where available and appropriate, or discounted cash flow calculations based upon current market-observable implicit-credit-spread rates for similar types of borrowings with maturities consistent with those remaining for the debt being valued.
The following table presents the carrying value and estimated fair value of financial instruments as of:

	August 31, 2010		November 30, 2009
(in millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Fixed maturities	$84,656	$84,656	$79,695	$79,695
Equity securities	6,033	6,033	6,239	6,239
Mortgage and other loans receivable	2,657	2,598	2,548	2,552
Other invested assets	1,225	1,225	1,501	1,501
Short-term investments	5,283	5,283	6,321	6,321
Cash	1,046	1,046	1,094	1,094
Other assets	128	128	105	105
Liabilities:
Policyholder contract deposits associated with investment-type contracts	$48,103	$49,239	$50,330	$50,092
Other liabilities	268	268	75	75
Long-term debt	46	46	1,112	1,158

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
4. Investments
(a) Securities Available for Sale
The following table presents the amortized cost or cost and fair value of available for sale securities:

					Other-than-
		Gross	Gross		Temporary
as of August 31, 2010	Amortized Cost	Unrealized	Unrealized		Impairments in
(in millions)	or Cost	Gains	Losses (a)	Fair Value	AOCI (b)
Bonds available for sale:
U.S. government and government sponsored entities	$2,038	$158	$1	$2,195	$—
Obligations of states, municipalities, and political subdivisions	2,383	146	25	2,504	—
Non-U.S. governments	23,343	1,386	642	24,087	—
Corporate debt	38,606	2,848	598	40,856	5
Mortgage-backed, asset-backed and collateralized:
RMBS	1,257	61	119	1,199	—
CMBS	6,784	178	894	6,068	(48)
CDO/ABS	362	8	44	326	2

Total mortgage-backed, asset-backed and collateralized:	8,403	247	1,057	7,593	(46)

Total bonds available for sale	74,773	4,785	2,323	77,235	(41)

Equity securities available for sale:
Common stocks	105	20	4	121	—
Preferred stocks	45	1	1	45	—
Mutual funds	463	38	12	489	—

Total equity securities available for sale	613	59	17	655	—

Total	$75,386	$4,844	$2,340	$77,890	$(41)

(a)	As of August 31, 2010, the fair value of bonds available for sale held that were below investment grade or not rated totaled $3.3 billion.

(b)	Represents the amount of non-credit related losses recognized in Accumulated other comprehensive loss, which, starting on March 1, 2009, were not included in earnings. Amount includes unrealized gains and losses on impaired securities relating to changes in the value of such securities subsequent to the impairment measurement date.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
The following table presents the amortized cost or cost and fair value of available for sale securities:

					Other-than-
		Gross	Gross		Temporary
as of November 30, 2009	Amortized Cost	Unrealized	Unrealized		Impairments in
(in millions)	or Cost	Gains	Losses (a)	Fair Value	AOCI (b)
Bonds available for sale:
U.S. government and government sponsored entities	$1,272	$70	$—	$1,342	$—
Obligations of states, municipalities, and political subdivisions	1,833	69	22	1,880	—
Non-U.S. governments	20,500	682	296	20,886	—
Corporate debt	39,398	2,046	957	40,487	6
Mortgage-backed, asset-backed and collateralized:
RMBS	1,151	60	143	1,068	(19)
CMBS	6,965	50	1,567	5,448	(26)
CDO/ABS	433	9	84	358	6

Total mortgage-backed, asset-backed and collateralized:	8,549	119	1,794	6,874	(39)

Total bonds available for sale	71,552	2,986	3,069	71,469	(33)

Equity securities available for sale:
Common stocks	100	107	6	201	—
Preferred stocks	47	1	3	45	—
Mutual funds	253	25	14	264	—

Total equity securities available for sale	400	133	23	510	—

Total	$71,952	$3,119	$3,092	$71,979	$(33)

(a)	As of November 30, 2009, the fair value of bonds available for sale that were below investment grade or not rated totaled $2.6 billion.

(b)	Represents the amount of non-credit related losses recognized in Accumulated other comprehensive loss, which, starting on March 1, 2009, were not included in earnings. Amount includes unrealized gains and losses on impaired securities relating to changes in the value of such securities subsequent to the impairment measurement date.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
The following tables summarize the fair value and gross unrealized losses on available for sale securities, aggregated by major investment category and length of time that individual securities have been in a continuous unrealized loss position:

	12 Months or less		More than 12 Months		Total
as of August 31, 2010		Unrealized		Unrealized		Unrealized
(in millions)	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Bonds available for sale:
U.S. government and government sponsored entities	$35	$1	$—	$—	$35	$1
Obligations of states, municipalities, and political subdivisions	244	7	124	18	368	25
Non-U.S. governments	2,772	342	1,234	300	4,006	642
Corporate debt	1,640	72	2,616	526	4,256	598
Mortgage-backed, asset-backed and collateralized:
RMBS	145	9	295	110	440	119
CMBS	127	7	2,915	887	3,042	894
CDO/ABS	—	—	207	44	207	44

Total mortgage-backed, asset-backed and collateralized:	272	16	3,417	1,041	3,689	1,057

Total bonds available for sale	4,963	438	7,391	1,885	12,354	2,323

Equity securities available for sale:
Common stocks	54	4	—	—	54	4
Preferred stocks	31	1	—	—	31	1
Mutual funds	155	12	—	—	155	12

Total equity securities available for sale	240	17	—	—	240	17

Total	$5,203	$455	$7,391	$1,885	$12,594	$2,340

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)

	12 Months or less		More than 12 Months		Total
as of November 30, 2009		Unrealized		Unrealized		Unrealized
(in millions)	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Bonds available for sale:
Obligations of states, municipalities, and political subdivisions	$97	$5	$124	$17	$221	$22
Non-U.S. governments	1,530	44	1,721	252	3,251	296
Corporate debt	1,801	89	5,681	868	7,482	957

Mortgage-backed, asset-backed and collateralized:
RMBS	97	16	298	127	395	143
CMBS	1,882	682	1,918	885	3,800	1,567
CDO/ABS	83	20	149	64	232	84

Total mortgage-backed, asset-backed and collateralized:	2,062	718	2,365	1,076	4,427	1,794

Total bonds available for sale	5,490	856	9,891	2,213	15,381	3,069

Equity securities available for sale:
Common stocks	36	6	—	—	36	6
Preferred stocks	33	3	—	—	33	3
Mutual funds	80	14	—	—	80	14

Total equity securities available for sale	149	23	—	—	149	23

Total	$5,639	$879	$9,891	$2,213	$15,530	$3,092

The Company reviews and evaluates the investment performance of its portfolio. As of August 31, 2010, the Company held 2,909 and 60 of individual fixed maturity and equity securities, respectively, which were in an unrealized loss position, of which 1,496 individual securities were in a continuous unrealized loss position for longer than twelve months. As of November 30, 2009, the Company held 3,177 and 85 individual fixed maturity and equity securities, respectively, which were in an unrealized loss position, of which 1,949 individual securities were in a continuous unrealized loss position for longer than twelve months.
The Company did not recognize in earnings the unrealized losses on these fixed maturity securities as of August 31, 2010 and November 30, 2009, because Management neither intends to sell the securities nor does it believe that it is more likely than not that it will be required to sell these securities before recovery of their amortized cost basis. Furthermore, Management expects to recover the entire amortized cost basis of these securities. In performing this evaluation, Management considered the recovery periods for securities in previous periods of broad market declines. For fixed maturity securities with significant declines, Management performed fundamental credit analysis on a security-by-security basis, which included consideration of credit enhancements, expected defaults on underlying collateral, review of relevant industry analyst reports and forecasts and other available market data.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
Contractual Maturities
The following tables present the amortized cost and fair value of fixed maturity securities available for sale by contractual maturity:

			Fixed Maturity Securities in an
as of August 31, 2010	Total Fixed Maturity Securities		Unrealized Loss Position
(in millions)	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$4,842	$4,929	$427	$406
Due after one year through five years	21,625	22,424	3,710	3,167
Due after five years through ten years	26,905	28,580	4,167	3,807
Due after ten years	12,998	13,709	1,627	1,285
Mortgage-backed, asset-backed and collateralized	8,403	7,593	4,746	3,689

Total	$74,773	$77,235	$14,677	$12,354

			Fixed Maturity Securities in an
as of November 30, 2009	Total Fixed Maturity Securities		Unrealized Loss Position
(in millions)	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$4,069	$4,169	$365	$343
Due after one year through five years	22,866	23,345	3,998	3,405
Due after five years through ten years	25,128	25,924	4,546	4,099
Due after ten years	10,940	11,157	3,336	3,124
Mortgage-backed, asset-backed and collateralized	8,549	6,874	6,204	4,410

Total	$71,552	$71,469	$18,449	$15,381

Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
(b) Net Investment Income
The following table presents the components of Net investment income:

	For the Nine Months Ended August 31,
(in millions)	2010	2009

Fixed maturities, including short-term investments (a)	$2,428	$2,273
Equity securities (a)	19	7
Interest on mortgage and other loans	98	88
Other invested assets (a)
Partnerships	(32)	(10)
Hedge funds	21	35
Real estate	61	57
Other investments	43	18

Total investment income before policyholder investment income	2,638	2,468
Policyholder investment income and trading account gains, net of fees (b)	259	1,538

Total investment income	2,897	4,006
Investment expenses	(87)	(74)

Net investment income	$2,810	$3,932

(a)	Amounts exclude net investment income from assets backing separate accounts that do not qualify for separate account reporting under GAAP.

(b)	Policyholder investment income represents investment income from assets backing separate accounts that do not qualify for separate account reporting under GAAP.
Net unrealized gains included in the Condensed Combined Statements of Income from investment securities classified as trading securities for the nine months ended August 31, 2010 and 2009 were $124 million and $2.6 billion, respectively.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
(c) Net Realized Capital Gains (Losses) and Increase (Decrease) in Unrealized Gains (Losses)
The following table presents the components of Net realized capital gains (losses) and the increase (decrease) in unrealized gains (losses) of available for sale investments:

	For the Nine Months Ended August 31,
(in millions)	2010	2009

Net realized capital gains (losses):
Sales of fixed maturity securities	$31	$(19)
Sales of equity securities	116	27
Sales of real estate and other assets	—	2
Other-than-temporary impairments:
Total other-than-temporary impairments on available for sale securities	(373)	(464)
Portion of other-than-temporary impairments on available for sale securities recognized in Accumulated other comprehensive income	(4)	76

Net other-than temporary impairments on available for sale securities recognized in net income	(377)	(388)
Other-than-temporary impairments on all other investments	(4)	(46)
Provision for loan losses	2	(78)
Foreign exchange transactions	212	(371)
Derivatives	169	28
Other	(7)	(33)

Total net realized capital gains (losses)	$142	$(878)

Increase (decrease) in unrealized gains (losses):
Fixed maturities	$2,546	$4,593
Equity securities	(65)	82
Other investments	(152)	(300)

Increase in unrealized gains	$2,329	$4,375

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
The following table presents the gross realized gains and gross realized losses from sales of available for sale securities:

		For the Nine Months Ended August 31,
	2010		2009
	Gross Realized	Gross Realized	Gross Realized	Gross Realized
(in millions)	Gains	Losses	Gains	Losses

Fixed maturities	$78	$29	$22	$29
Equity securities	117	1	28	1

Total	$195	$30	$50	$30

For the nine months ended August 31, 2010 and 2009, the aggregate fair value of available for sale securities sold at a loss was $428 million and $399 million, which resulted in a net realized capital loss of $29 million for each period, respectively. The average period of time that securities sold at a loss were trading continuously at a price below cost or amortized cost was approximately 8 months, for both the nine months ended August 31, 2010, and 2009.
Evaluating Investments for Other-Than-Temporary Impairments
On March 1, 2009, the Company adopted prospectively a new accounting standard addressing the evaluation of fixed maturity securities for other-than-temporary impairments. These requirements have significantly altered the Company’s policies and procedures for determining impairment charges recognized through earnings. The new standard requires a company to recognize the credit component (a credit impairment) of an other-than-temporary impairment of a fixed maturity security in earnings and the non-credit component in Accumulated other comprehensive income (loss) when the company does not intend to sell the security and it is more likely than not that the company will not be required to sell the security prior to recovery. The new standard also changes the threshold for determining when an other-than-temporary impairment has occurred on a fixed maturity security with respect to intent and ability to hold the security until recovery and requires additional disclosures. A credit impairment, which is recognized in earnings when it occurs, is the difference between the amortized cost of the fixed maturity security and the estimated present value of cash flows expected to be collected (recovery value), as determined by Management. The difference between fair value and amortized cost that is not related to a credit impairment is recognized as a separate component of Accumulated other comprehensive income (loss). Both credit impairments and impairments recognized as a result of intent to sell are referred to as “impairment charges”. The impairment model for equity securities was not affected by the new standard.
Fixed Maturity Securities
Impairment Policy — Effective March 1, 2009 and Thereafter
If the Company intends to sell a fixed maturity security, or it is more likely than not that the Company will be required to sell a fixed maturity security before recovery of its amortized cost basis and the fair value of the security is below amortized cost, an other-than-temporary impairment has occurred and the amortized cost is written down to current fair value with a corresponding charge to earnings.
For all other fixed maturity securities for which a credit impairment has occurred, the amortized cost is written down to the estimated recovery value using previous effective yields with a corresponding charge to earnings. Changes in fair value compared to recovery value, if any, are charged to unrealized appreciation (depreciation) of fixed maturity investments on which other-than-temporary credit impairments were taken (a component of Accumulated other comprehensive income (loss)).

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
When assessing the intent to sell a fixed maturity security, or if it is more likely than not that the Company will be required to sell a fixed maturity security before recovery of its amortized cost basis, Management evaluates relevant facts and circumstances including, but not limited to, decisions to reposition the investment portfolio, sale of securities to meet cash flow needs and sales of securities to capitalize on favorable pricing.
The Company considers severe price declines and the duration of such price declines in its assessment of potential credit impairments. Modeled outputs are also modified for certain securities when it is determined that price declines are indicative of factors not comprehended by the cash flow models.
In periods subsequent to the recognition of an other-than-temporary impairment charge for available for sale fixed maturity securities that were not foreign exchange related, the Company generally prospectively accretes into earnings the difference between the new amortized cost and the expected undiscounted recovery value over the remaining expected holding period of the security.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
The following tables present a roll forward of the credit impairments recognized in earnings for available for sale fixed maturity securities (a):
for the nine months ended August 31, 2010

(in millions)
Balance at November 30, 2009	$262
Increases due to:
Credit impairments on new securities subject to impairment losses	77
Additional credit impairments on previously impaired securities	60
Reductions due to:
Credit impaired securities fully disposed of for which there was no prior intent or requirement to sell	(95)
Accretion on securities previously impaired due to credit (b)	4
Foreign exchange translation adjustments	(2)
Change in accounting principle (See note 2 for discussion of Accounting for Embedded Credit Derivatives)	(41)
Other	(5)

Balance at August 31, 2010	$260

for the six months ended August 31, 2009

(in millions)
Balance at March 1, 2009	$—
Increases due to:
Credit losses remaining in accumulated deficit related to the adoption of new other- than-temporary impairment standard	202
Credit impairments on new securities subject to impairment losses	29
Additional credit impairments on previously impaired securities	46
Reductions due to:
Credit impaired securities fully disposed of for which there was no prior intent or requirement to sell	—
Accretion on securities previously impaired due to credit (b)	—
Foreign exchange translation adjustments	5

Balance at August 31, 2009	$282

(a)	Includes structured, corporate, municipal and sovereign fixed maturity securities.

(b)	Represents accretion recognized due to changes in cash flows expected to be collected over the remaining expected term of the credit impaired securities as well as the accretion due to the passage of time.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
In assessing whether credit impairment has occurred for a structured fixed maturity security, the Company performs evaluations of expected future cash flows. Certain critical assumptions are made with respect to the performance of the securities.
When estimating future cash flows for a structured fixed maturity security (e.g. RMBS, CMBS, CDO, ABS), Management considers historical performance of the underlying assets and available market information as well as bond-specific structural considerations, such as credit enhancement and priority of payment structure of the security. In addition, the process of estimating future cash flows includes, but is not limited to, the following critical inputs, which vary by asset class:
•	current delinquency rates;

•	expected default rates and timing of such defaults;

•	loss severity and timing of any such recovery;

•	expected prepayment speeds; and

•	ratings of securities underlying structured products.
For corporate, municipal and sovereign fixed maturity securities determined to be credit impaired, Management considers the fair value as the recovery value when available information does not indicate that another value is more relevant or reliable. When Management identifies information that supports a recovery value other than the fair value, the determination of a recovery value considers scenarios specific to the issuer and the security, and may be based upon estimates of outcomes of corporate restructurings, political and macro economic factors, stability and financial strength of the issuer, the value of any secondary sources of repayment and the disposition of assets.
Impairment Policy — Prior to March 1, 2009
Fixed Maturity Securities
Prior to March 1, 2009, the Company assessed its ability to hold any fixed maturity available for sale security in an unrealized loss position to its recovery at each balance sheet date. The decision to sell any such fixed maturity security classified as available for sale reflected the judgment of Management that the security sold was unlikely to provide, on a relative value basis, as attractive a return in the future as alternative securities entailing comparable risks. With respect to distressed securities, the sale decision reflected Management’s judgment that the risk-adjusted ultimate recovery was less than the value achievable on sale. In that period, fixed maturity securities were evaluated for other-than-temporary impairments with respect to valuation as well as credit. After a fixed maturity security had been identified as other-than-temporarily impaired, the amount of such impairment was determined as the difference between fair value and amortized cost and the entire amount was recorded as a charge to earnings.
Equity Securities
The impairment model for equity securities and other cost and equity method investments was not affected by the adoption of the new accounting standard related to other-than-temporary impairments in March of 2009. The Company continues to evaluate its available for sale equity securities, equity method and cost method investments for impairment by considering such securities as candidates for other-than-temporary impairment if they meet any of the following criteria:
•	The security has traded at a significant (25 percent or more) discount to cost for an extended period of time (nine consecutive months or longer);

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
•	A discrete credit event has occurred resulting in (i) the issuer defaulting on a material outstanding obligation; (ii) the issuer seeking protection from creditors under the bankruptcy laws or any similar laws intended for court supervised reorganization of insolvent enterprises; or (iii) the issuer proposing a voluntary reorganization pursuant to which creditors are asked to exchange their claims for cash or securities having a fair value substantially lower than par value of their claims;

•	The equity securities have been in an unrealized loss position for greater than twelve months, or

•	Management has concluded that it may not realize a full recovery on its investment, regardless of the occurrence of one of the foregoing events.
The determination that an equity security is other-than-temporarily impaired requires the judgment of Management and consideration of the fundamental condition of the issuer, its near-term prospects and all the relevant facts and circumstances. The above criteria also consider circumstances of a rapid and severe market valuation decline in which Management could not reasonably assert that the impairment period would be temporary (severity losses).
(d) Other Invested Assets
The following table summarizes Other invested assets as of:

(in millions)	August 31, 2010	November 30, 2009
Alternative funds (a)	$641	$700
Investment real estate (b)	750	746
All other investments	584	800

Other invested assets	$1,975	$2,246

(a)	Includes hedge funds, private equity funds and other investment partnerships.

(b)	Net of accumulated depreciation of $156 million and $141 million as of August 31, 2010 and November 30, 2009 respectively.
5. Variable Interest Entities
The accounting standard related to the consolidation of variable interest entities (VIEs) provides guidance for determining when to consolidate certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity that is at risk to allow the entity to finance its activities without additional subordinated financial support.
The Company enters into various arrangements in the normal course of business and is involved with VIEs as a passive investor in debt securities (rated and unrated) and equity interests issued by VIEs and as a joint venture partner in an insurance operation.
The Company generally determines whether it is the primary beneficiary or a significant interest holder based on a qualitative assessment of the VIE. This includes a review of the VIE’s capital structure, contractual relationships and terms, nature of the VIE’s operations and purpose, nature of the VIE’s interests issued, and the Company’s and its related parties’ interests in the entity that either create or absorb variability. Both the design of the VIE and the related risks the entity was designed to expose the variable interest holders to are evaluated in the determination of consolidation. As of August 31, 2010 and November 30, 2009, there was no significant off-balance sheet exposure associated with VIEs.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
For VIEs with attributes consistent with that of an investment company or a money market fund, the primary beneficiary is the party or group of related parties that absorbs a majority of the expected losses of the VIE, receives the majority of the expected residual returns of the VIE, or both.
For all other VIEs, the primary beneficiary is the entity that has both (1) the power to direct the activities of the VIE that most significantly affect the entity’s economic performance and (2) the obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE.
The Company defines a variable interest as significant relative to the materiality of its interest in the VIE. The Company calculates its maximum exposure to loss to be (i) the amount invested in the debt or equity of the VIE, (ii) the notional amount of VIE assets or liabilities where the Company has also provided credit protection to the VIE with the VIE as the referenced obligation, and (iii) other commitments and guarantees to the VIE. Other interest holders in VIEs in which the Company is the primary beneficiary and owner generally have recourse only to the assets and cash flows of the VIEs and do not have recourse to the Company.
Balance Sheet Classification
The Company’s interest in the assets and liabilities of consolidated and unconsolidated VIEs were classified on the Condensed Combined Balance Sheets as follows as of:

	August 31, 2010		November 30, 2009
	Consolidated	Unconsolidated	Consolidated	Unconsolidated
(in millions)	VIEs	VIEs (a)	VIEs	VIEs (b)
Assets:
Investments	$7,124	$1,994	$1,983	$2,123
Other asset accounts	127	—	106	—

Total	$7,251	$1,994	$2,089	$2,123

Liabilities:
Policyholder liabilities	$797	$—	$712	$—
Other liabilities(c)	250	—	166	—

Total	$1,047	$—	$878	$—

(a)	Total assets owned by unconsolidated VIEs as of August 31, 2010, consisted of $12.5 billion of Investments.

(b)	Total assets owned by unconsolidated VIEs as of November 30, 2009, consisted of $12.1 billion of Investments and $381 million of Other assets.

(c)	Other liabilities include noncontrolling interest of $146 million and $111 million as of August 31, 2010 and November 30, 2009, respectively.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
6. Derivatives
The Company uses derivatives and other financial instruments as part of its financial risk management programs and as part of its investment operations. Derivatives are financial arrangements among two or more parties with returns linked to or “derived” from some underlying equity, debt, commodity or other asset, liability, or foreign exchange rate or other index, or the occurrence of a specified payment event. Derivative payments may be based on interest rates, exchange rates, prices of certain securities, commodities, or financial or commodity indices, or other variables. Derivatives, with the exception of bifurcated embedded derivatives, are reflected at fair value in the Condensed Combined Balance Sheets in “Other invested assets” and “Other liabilities.” None of the derivatives has been designated as a hedge for accounting purposes. Bifurcated embedded derivatives are recorded with the host contract on the Condensed Combined Balance Sheets.
The following tables present the notional amounts and fair values of derivative instruments:

	August 31, 2010				November 30, 2009
	Derivative Assets		Derivative Liabilities		Derivative Assets		Derivative Liabilities
	Notional		Notional		Notional		Notional
	Amount		Amount	Fair	Amount	Fair	Amount	Fair
(in millions)	(a)	Fair Value	(a)	Value	(a)	Value	(a)	Value

Interest rate contracts	$575	$121	$343	$69	$703	$94	$1,336	$53
Foreign exchange contracts	5,849	161	571	3	4,374	367	302	2
Equity contracts	150	1	71	—	209	3	65	1
Credit contracts (b)	10	—	101	44	10	—	63	3
Other contracts (b)	84	—	3,384	107	85	3	4,420	203

Subtotal	6,668	283	4,470	223	5,381	467	6,186	262
Counterparty netting (c)	—	(79)	—	(79)	—	(64)	—	(64)
Cash collateral (d)	—	(108)	—	—	—	(100)	—	8

Total	$6,668	$96	$4,470	$144	$5,381	$303	$6,186	$206

(a)	Notional amount represents a standard of measurement of the volume of derivatives business. Notional amount is not a quantification of market risk or credit risk and is not recorded on the Condensed Combined Balance Sheets. Notional amounts generally represent those amounts used to calculate contractual cash flows to be exchanged and are not paid or received, except for certain contracts such as currency swaps and certain credit contracts.

(b)	Credit contracts reflects bifurcated embedded credit derivatives that are related to synthetic securities and recorded in Bonds held for trading. Other contracts includes $95 million and $186 million as of August 31, 2010 and November 30, 2009, respectively, of bifurcated embedded derivatives related to Guaranteed Minimum Accumulation Value (GMAV) benefit recorded in Policyholder contract deposits and $9 million of bifurcated embedded derivatives related to a reinsurance agreement that is recorded in Other liabilities as of November 30, 2009.

(c)	Represents netting of derivative exposures covered by a qualifying master netting agreement.

(d)	Represents offset for cash collateral posted (received).

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
The following table presents the effect of the Company’s derivative instruments in the Condensed Combined Statements of Income:

	Gains (losses) recognized in earnings*
	for the nine months ended August 31,
(in millions)	2010	2009
Interest rate contracts	$90	$52
Foreign exchange contracts	167	(48)
Equity contracts	(21)	(5)
Credit contracts	—	4
Other contracts	95	2

Total	$331	$5

*	For the nine months ended August 31, 2010 and 2009, the Company recognized gains (losses) of $169 million and $28 million in Net realized capital losses, respectively, and income of $162 million and $(23) million in Policyholder benefits and claims incurred, respectively.
7. Commitments, Contingencies, and Guarantees
In the normal course of business, various commitments and contingent liabilities are entered into or apply to the Company and certain of its subsidiaries. In addition, the Company guarantees various obligations of certain subsidiaries.
Although the Company cannot currently quantify its ultimate liability for unresolved litigation and investigation matters, including those referred to below, it is possible that such liability could have a material adverse effect on the Company’s financial condition or its results of operations or combined cash flows for an individual reporting period.
(a) Litigation and Investigations
Litigation Arising from Operations — The Company and its subsidiaries, in common with the insurance and financial services industries in general, is subject to litigation, including claims for punitive damages in the normal course of business. Litigation arising from claims settlement activities is generally considered in the establishment of the Company’s liability for Policyholder Funds. However, the potential for increasing jury awards and settlements makes it difficult to assess the ultimate outcome of such litigation.
Argentina Insurance Class Action Suits
ALICO Compania de Seguros, S.A, the Company’s Argentine subsidiary, along with several banks and credit companies providing certain insurance policies have been named as defendants in ten cases filed by various civil associations since 2007. The suits allege that the Argentine subsidiary’s credit life insurance policy fees were excessive and therefore violated the Argentine Consumer’s Protection Act. The plaintiffs in these cases generally seek reimbursement of a portion of the premiums charged for the last three years and in five instances, annulment of the existing policies. No specific amounts have been claimed. The cases are in various stages of litigation, although none has yet been decided by a court of law. No judgments have been awarded to any of the plaintiffs in these cases and the damages to be paid, if any, cannot be reliably estimated at this time.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
United Kingdom Enhanced Fund Complaints
The Company’s United Kingdom branch suspended withdrawals from its Enhanced Fund linked to its Premier Access Bond product on September 15, 2008, and then announced closing of that fund as of December 14, 2008, resulting in a number of individual complaints to the United Kingdom Financial Ombudsman Service (“FOS”), an independent body set up by statute to informally review and settle complaints between consumers and businesses. The Company has provided information to the UK regulator, the Financial Services Authority (“FSA”) regarding the fund and the branch’s actions in closing it and to the FOS with regard to the investor complaints. No lawsuits have been filed to date against the United Kingdom branch relating to the closure of the Enhanced Fund.
Alico Life International Ltd’s Italian Internal Fund Suspensions
Certain policyholders of certain unit-linked funds offered by the Italian branch of Alico Life International Ltd. (“ALIL”), the Irish subsidiary of the Company, have either commenced or threatened litigation against ALIL as a result of the suspension of withdrawals from and diminution in value of those funds since late 2008, alleging damages for misrepresentation, mis-selling, improper or inadequate disclosures and other related claims. Most of the lawsuits are in early stages of litigation. In March 2010, ALIL learned that the public prosecutor in Milan had opened a formal investigation into the actions of employees of ALIL, as well as employees of ALIL’s major distributor, based on a policyholder’s complaint.
ALIL is cooperating with the Italian and Irish regulatory authorities, which have jurisdiction in connection with this matter, and is in discussions to address their concerns as well as those of the affected policyholders. As of August 31, 2010, the Company and ALIL have adequately accrued for estimated financial exposures related to this matter based on the current facts and circumstances. The ultimate resolution of this matter could have a material adverse effect on the Company’s combined and consolidated results of operations or cash flows for an individual reporting period.
(b) Commitments
In the normal course of business, the Company enters into commitments to invest in limited partnerships, private equities and mutual funds and to purchase and develop real estate. These commitments totaled $149 million as of August 31, 2010, $16 million of which were with affiliates. As of November 30, 2009, commitments totaled $51 million, of which $33 million were with affiliates. These commitments are due over the next four years.
(c) Contingencies
Liability for Future policy benefits
Although the Company regularly reviews the adequacy of the established liability for Future policy benefits, there can be no assurance that the ultimate liability for Future policy benefits will not develop adversely and materially exceed the current liability for Future policy benefits. Legal expenses incurred in connection with any contingencies are expensed as incurred.
Japan Policyholder Protection Commission
Japan has established a Policyholder Protection Commission as a contingency to protect policyholders against the insolvency of life insurance companies in Japan through assessments to companies licensed to provide life insurance. The recorded liability associated with the Japan Policyholder Protection Commission assessment was $22 million and $32 million as of August 31, 2010 and November 30, 2009, respectively.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
Potential IRS Withholding Claim
U.S. Internal Revenue Service Ruling No. 2004-75 (“IRS Ruling”) provides that in certain cases the income portion of a distribution received by a resident of a foreign country from life insurance and annuity contracts issued by a foreign branch of a U.S. life insurance company is U.S. source income to the foreign country investor or policyholder. A U.S. life insurance company is required to withhold 30 percent of the income portion distributed to the foreign resident unless it falls under a permissible exception. Certain insurance or investment products — those with a cash value, savings or investment elements — when sold by foreign branches of ALICO’s U.S. entity, are potentially encompassed by the IRS Ruling.
ALICO has not withheld taxes on payments by ALICO’s branches for insurance or investment products sold to customers that may be encompassed by the IRS Ruling, based on its position that ALICO will not be subject to the IRS Ruling due to the “80/20” Rule. Under the “80/20” Rule, U.S. companies with foreign source income in excess of 80 percent are not subject to U.S. tax withholding obligations for payments they make which are classified as “interest.”
On March 4, 2010, ALICO entered into a closing agreement with the Commissioner of the IRS with respect to the U.S. withholding tax issue arising from payments by foreign branches of a life insurance company incorporated under U.S. law. The closing agreement provides transitional relief under Section 7805(b) of the Code to ALICO, such that ALICO’s foreign branches will not be required to withhold U.S. income tax on the income portion of payments made pursuant to ALICO’s life insurance and annuity contracts (“Covered Payments”) under IRS Revenue Ruling 2004-75 for any tax periods beginning on January 1, 2005 and ending on December 31, 2013 (the “Deferral Period”). The closing agreement provides that ALICO will submit a plan to the IRS within 90 days after the close of its sale to MetLife (See Note 1, Sale of ALICO to MetLife, Inc.), indicating the steps ALICO will take (on a country by country basis) to ensure that no substantial amount of U.S. withholding tax will arise from Covered Payments made by ALICO’s foreign branches to foreign customers after the Deferral Period. In addition, the closing agreement requires that such plan be updated in quarterly filings with the IRS. The closing agreement is final and binding upon ALICO and the IRS; provided, however, that the agreement can be reopened in the event of malfeasance, fraud or a misrepresentation of a material fact, and is subject to change of law risk that occurs after the effective date of the closing agreement (with certain exceptions). In addition, the closing agreement provides that no legislative amendment to the 80/20 rule in Section 861(a) (1) (A) of the Code shall shorten the Deferral Period, regardless of when such amendment is enacted. ALICO expects that the plan it is required to deliver to the IRS may involve the transfer of businesses from certain of the foreign branches of ALICO to one or more existing or newly-formed foreign affiliates of ALICO; however, ALICO has not completed this plan. Due to both the timing of the creation of the plan and the uncertainty related to the plan and its execution, no reasonable estimation of the amount of expenses related to its creation and execution can be made at this time. Additionally, no range of amounts is estimable due to these uncertainties. As a result of the IRS ruling, the Company released its contingency reserve of $37 million in the first quarter of 2010.
There can be no assurance that ALICO will achieve the plan presented to the IRS within the required time frame of December 31, 2013 because of regulatory approvals and other requirements. Failure to achieve the plan timely could have a material adverse effect on the Company’s future revenues or expenses or both.
(d) Guarantees
The Company had guarantees outstanding of $48 million and $47 million supporting real estate deposit returns and future rental payments as of August 31, 2010 and November 30, 2009, respectively. The majority of these guarantees expire in time periods longer than five years.
Effective July 1, 2009, the Company transferred the insurance business and the assets and liabilities held by its Taiwan Branch to an affiliate, American International Assurance Company (Bermuda) Ltd., (“AIA (B)”). These businesses had been historically managed by AIA (B).

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
As part of this business transfer, the Company and AIA (B) are jointly and severally liable for all debts of the Taiwan Branch for a period of two years from the closing date, i.e. until July 1, 2011. Should AIA (B) fail to meet the debt and policy obligations related to this transferred business, the Company is legally bound to meet those obligations. The Company believes the probability of this occurring to be remote since the assets associated with the transferred business adequately fund the liability obligations as determined by local regulations.
8. Employee Compensation and Benefits Plans
Share-based Employee Compensation Plans
Employees of the Company participate in AIG employee awards. In December 2009, AIG introduced new compensation awards which were granted to the Company’s employees. For the nine months August 31, 2010, the Company recorded an expense and an obligation of $15 million related to these new awards.
Liability Awards
In December 2009, certain highly compensated employees were granted various share-based grants, including restricted stock units, linked to AIG’s stock, but which require cash settlement. Cash settled awards are recorded as a liability until the final payout is made or the award is replaced with a stock-settled award. At the end of each reporting period, any unsettled award or unvested Restricted Stock Unit (“RSU”) is re-measured based on the change in fair value of one share of AIG Common Stock and the liability and expense are adjusted accordingly.
Stock Salary
Stock salary is determined as a dollar amount through the date that salary is earned, accrues at the same time or times as the salary would otherwise be paid in cash and vests immediately upon grant. Certain executive officers of the Company received Stock salary awards in fiscal first quarter 2010, which are settled on either the first or third anniversary of the grant in accordance with the terms of an employee’s award. These stock salary grants, issued in December 2009, were awarded retroactively to January 1, 2009, in the form of immediately vested RSUs, and the number of units awarded was based on the value of AIG common stock on the grant date. The RSUs will be settled in cash based on the value of AIG common stock on the applicable settlement date.
Long-Term Performance Units (LTPUs)
In May, 2010, the stock salary program was replaced by LTPUs. Under LTPU, certain executive officers of the Company will receive cash payments to be determined by the value of certain AIG issued hybrid securities as well as AIG common stocks. The value of one LTPU was set at $1,000 on the grant date and will be remeasured until settlement.
Troubled Asset Relief Program (“TARP”) RSU’s and Other Long Term Incentive Plans
TARP RSUs were granted to certain employees of the Company on December 28, 2009 based on achievement of objective performance metrics and, when vested and transferable, these RSUs will be settled in 25 percent installments in proportion to AIG’s reduction of its TARP obligations. These TARP RSUs vest on the second anniversary of the grant and are subject to transferability restrictions for an additional year after vesting. As a result, TARP RSUs will be proportionally cash-settled three years from the date of grant for vested participants provided that AIG settles at least 25 percent of its TARP obligation.
Additionally, certain employees were awarded a fixed number of RSU’s in March 2010, for which the Company started to record an expense and an obligation during fiscal first quarter 2010. These RSU’s will be subsequently cash-settled in March 2013 based on the value of AIG Common Stock on the settlement date.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
Employee Benefits
During the nine months ended August 31, 2010 and 2009, the Company contributed $14 million and $19 million to its non-U.S. ALICO sponsored defined benefit pension plans, respectively, and paid $21 million and $25 million in direct benefit payments to participants, respectively. The Company expects to contribute $4 million to its non-U.S. ALICO sponsored defined benefit pension plans and to pay $8 million in direct benefit payments to participants during the remainder of fiscal year 2010. These estimates are subject to change since contribution decisions are affected by various factors, including ALICO’s liquidity, plan asset dispositions, market performance, and management’s discretion.
9. Related Party Transactions
Investments
As of August 31, 2010, and November 30, 2009, the Company has investments in related parties of $167 million and $725 million, respectively, which is composed of the following:
(a) Bonds available for sale
The Company has securities issued by another subsidiary of AIG, Castle Trust, which securitizes third-party airplane leases. This investment was recorded at fair value of $121 million as of August 31, 2010, and $106 million as of November 30, 2009, resulting in a cumulative unrealized loss of $25 million and $76 million as of August 31, 2010 and 2009, respectively. Interest income of $6 million and $7 million relating to this investment was recognized for the nine month periods ended August 31, 2010 and 2009, respectively. The Company reported Accumulated other comprehensive income of $35 million and $13 million for the nine months ended August 31, 2010 and 2009, respectively.
(b) Bonds held for trading
In accordance with the definitive sale agreement of the Company to MetLife, ALICO transferred its interest in Maiden Lane II (ML II) to The Variable Annuity Life Insurance Company, an AIG subsidiary on September 7, 2010 for $22 million, its carrying value as of August 31, 2010.
(c) Common and preferred shares available for sale
At November 30, 2009, the Company owned 3,169,589 shares (2.3 percent) of the common stock of AIG. This investment was recorded at fair value of $90 million as of November 30, 2009. On March 24, 2010, the Company sold all of its AIG common shares to its parent, AIG, for $110 million or $34.70 per share, which was based on the volume-weighted average price over a ten-day business period between March 10, 2010 and March 23, 2010, as quoted by Bloomberg L.P. The Company recognized a net realized capital gain of $108 million on the sale for the nine months ended August 31, 2010. No dividends were paid on these shares during the nine months ended August 31, 2010 and 2009.
(d) Mortgage and other loans receivable
The Company held a loan receivable from AIG Funding Inc., which had an interest rate of 1.65 percent and was scheduled to mature on April 16, 2013. This receivable was settled in full in the fiscal quarter ended August 31, 2010 for $181 million. The balance of this loan was $174 million as of November 30, 2009.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
The Company entered into a loan receivable agreement denominated in Polish zlotys with AIG Bank Polska S.A., a subsidiary of AIG. The principal amount outstanding on the loan as of November 30, 2009, was $23 million and was scheduled to mature in 2014. Annual interest rate on the loan was 7.85 percent until November 28, 2009, after which interest rate was reset and based on the one-year Warsaw Interbank Offered Rate (“WIBOR”) plus 1.15 percent until final settlement. In the fiscal quarter ended May 31, 2010, under an early payment provision, AIG Bank Polska S.A made a full settlement of the loan balance.
The Company entered into an agreement with an affiliate, AIG Kabushiki Kaisha on January 1, 2007, to loan its excess cash to AIG Kabushiki Kaisha at short-term rates tied to the one-week Tokyo Interbank Offered Rate (TIBOR) plus 0.25 percent. The principal amount was settled in full during the fiscal quarter ending February 28, 2010. The principal amount outstanding on the loan as of November 30, 2009 was $29 million.
The Company had a loan receivable of $6 million with AIG Global Real Estate as of November 30, 2009. This loan was an 18-month loan with an interest rate of 3.50 percent. The loan was settled in full during the fiscal quarter ending February 28, 2010.
The Company had no related party loans receivable as of August 31, 2010 and $232 million as of November 30, 2009, as listed above. Interest income earned on related party loans was $13 million and $3 million for the nine month periods ended August 31, 2010 and 2009, respectively.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
(e) Other invested assets
(i) Derivative Transactions
As part of its risk management program, the Company routinely entered into interest rate and foreign currency swaps with AIGFP, an entity that is controlled by AIG. As part of the closing conditions associated with the definitive agreement to sell the Company to MetLife, ALICO has unwound and settled all remaining uncollateralized interest rate swaps and foreign exchange swaps with AIGFP in May 2010. The notional amounts and fair value of these related-party transactions, including the AIG foreign currency indemnification discussed below, are presented in the following table for the periods ended August 31, 2010 and November 30, 2009.

	August 31, 2010				November 30, 2009
	Derivative Assets		Derivative Liabilities		Derivative Assets		Derivative Liabilities
	Notional		Notional		Notional		Notional
	Amount	Fair	Amount	Fair	Amount	Fair	Amount	Fair
(in millions)	(a)	Value	(a)	Value	(a)	Value	(a)	Value

Interest rate contracts	$468	$109	$310	$63	$560	$83	$1,284	$49
Foreign exchange contracts	—	—	—	—	1,220	263	2	—

Subtotal	468	109	310	63	1,780	346	1,286	49
Counterparty netting (b)	—	(63)	—	(63)	—	(49)	—	(49)
Cash collateral (c)	—	(44)	—	—	—	(34)	—	2

Total	$468	$2	$310	$—	$1,780	$263	$1,286	$2

(a)	Notional amount represents a standard of measurement of the volume of derivatives business of the Company. Notional amount is not a quantification of market risk or credit risk and is not recorded on the Combined Balance Sheet. Notional amounts generally represent those amounts used to calculate contractual cash flows to be exchanged and are not paid or received, except for certain contracts such as currency swaps and certain credit contracts.

(b)	Represents netting of derivative exposures covered by a qualifying master netting agreement.

(c)	Represents offset for cash collateral posted (received).
The Company was party to an Indemnity Agreement with AIG, under which AIG indemnified the Company against foreign currency losses on approximately 105 billion Japanese yen resulting from unfavorable exchange rate movements against the U.S. dollar. This arrangement served as an economic hedge against a portfolio of U.S. dollar denominated fixed maturity investments held by ALICO’s Japan branch. However, it was not designated as a hedge for accounting purposes. The fair value of this arrangement, which was accounted for as a derivative instrument was settled for $292 million in August of 2010, and was an asset of $263 million as of November 30, 2009. The income recorded by the Company for this transaction is not taxable.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
As a result of the related party derivative transactions, the Company recorded the following gains (losses) for the nine months ended August 31, 2010 and 2009:

	Gains recognized in earnings
	for the nine months ended August 31,
(in millions)	2010	2009
Interest rate contracts	$86	$50
Foreign exchange contracts	29	16

Total	$115	$66

(ii) Other invested assets also include investments in partially owned companies and investments in affiliated hedge funds and partnerships under the equity method of accounting.
Related Party Security Lending
The Company participated in a security lending program managed by an affiliate, AIG Global Security Lending. The lending program was terminated and all positions were settled in March 2010 and as of August 31, 2010, there were no assets or liabilities remaining in the program. The fair value of assets in the security lending program as of November 30, 2009, was $305 million and the fair value of assets received as collateral was $244 million, excluding $69 million in letters of credit received as collateral.
There were no fees paid or payable to affiliates in 2010 or 2009 for acting as an agent in securities lending transactions.
Related Party Reinsurance Agreements
In the ordinary course of business, the Company places reinsurance with other insurance companies in order to limit the potential for losses arising from large risks and to provide additional capacity for future growth as part of its risk management program. A number of these reinsurance agreements are with affiliates.
In addition to a related party reinsurance agreement, in 2004, ALICO entered into an agreement with RGA Reinsurance Company (RGA), a third-party reinsurer company, to reinsure certain Single Premium Deferred Annuity policies written in Japan. Independent of ALICO entering into this agreement, AIG entered into an agreement with RGA to provide investment performance guarantees with respect to the return on funds withheld by ALICO pursuant to the reinsurance treaty between ALICO and RGA. As of March 31, 2010, the agreement was terminated as part of the closing conditions associated with the definitive agreement to sell ALICO to MetLife (See Note 1, Sale of the Company to MetLife Inc.).
Long-term debt
The Company’s long-term debt consisted primarily of borrowings from affiliates. In accordance with the definitive agreement for the sale of the Company to MetLife, the Company settled all outstanding intercompany debt during August of 2010. The Company paid AIG Funding Inc. $310 million which represents the repayment of a $300 million demand note plus accrued interest of $10 million and $181 million, which represents repayment of 15 billion Japanese Yen promissory note. The Company also paid AIG $210 million for the settlement of a $528 million demand note collateralized and offset by a $325 million tax receivable due from AIG, plus accrued interest of $7 million. The Company’s balance of loans and notes payable was approximately $1.0 billion as of November 30, 2009. The Company recognized related party interest expense on borrowings of $29 million and $10 million for the nine months ended August 31, 2010 and 2009, respectively.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
General Corporate Services and Costs
The Company receives a number of services from AIG. Amounts expensed by the Company to AIG for these services and costs were $15 million and $21 million for the nine months ended August 31, 2010 and 2009, respectively. Additional allocated services and costs were not and will not be reimbursed by the Company to AIG. These unreimbursed allocated costs were $57 million and $55 million for the nine months ended August 31, 2010 and 2009, respectively. The total cost of these reimbursed and unreimbursed general corporate services and costs totaled $72 million and $76 million for the nine months ended August 31, 2010 and 2009, respectively.
Related Party Services and Cost-Sharing Agreements
In addition to the general corporate services provided by the Parent, the Company has a number of various management, service contracts and cost-sharing agreements with other AIG subsidiaries. For the nine months ended August 31, 2010 and 2009, the Company recognized net costs of $82 million and $155 million, respectively, from affiliates for these services, which are included mainly in Policy acquisition and other expenses.
Payment of Outstanding Balances Due from Corporate Services and Related Party Services
The Company generally settles its payables to and receivables from related parties in cash, although in some instances agreements might provide for right of offset against other related obligations. The Company had a net receivable of $77 million and $60 million in Other assets as of August 31, 2010 and November 30, 2009 respectively, from transactions resulting from general corporate services and costs and related party services and cost-sharing agreements.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
10. Income Taxes
The Company generates substantially all of its income from foreign branches and subsidiaries. Income generated by branch operations is subject to tax currently in both the foreign and U.S. jurisdictions. Income generated by subsidiary operations is taxed currently in the foreign jurisdiction and taxed in the U.S. either currently if it is considered U.S. “subpart F” income or in later years when the income is distributed to the U.S. The Company records a deferred tax liability for U.S. income tax on undistributed income of its foreign subsidiaries when it no longer plans to permanently reinvest the income with the subsidiary.
Actual income tax expense from operations differs from the statutory U.S. federal amount computed by applying the federal income tax rate due to the following:

	For the nine months ended August 31,
	2010		2009
(in millions)	Tax	Rate	Tax	Rate

U.S. Federal income tax expense at statutory rate	$575	35.0%	$204	35.0%
Adjustments:
Effect of foreign operations	20	1.2	(12)	(2.1)
Indemnity agreement	(10)	(0.6)	(5)	(0.9)
Withholding tax	(12)	(0.7)	—	—
IRS interest allocation	—	—	(28)	(4.8)
Other	8	0.5	7	1.2

Actual income tax expense	$581	35.4%	$166	28.4%

During the nine month period ended August 31, 2010, the Company revised its estimate of the tax effects related to the AIG restructuring and increased the tax basis in its net assets. As a result, the Company recorded an additional deferred tax asset of $175 million, offset by a $137 million increase in the valuation allowance. In addition, due to certain contractual obligations associated with AIG’s sale of the Company to MetLife, the Company also recorded an additional $90 million valuation allowance. All of these adjustments were recorded directly to Shareholder’s net investment. The net impact of the adjustments was a $52 million decrease to Shareholder’s net investment.

American Life Insurance Company and the Transferred Subsidiaries
Notes to Condensed Combined Financial Statements (unaudited) — (Continued)
11. Subsequent Events
The Company has evaluated transactions for consideration as subsequent events through October 30, 2010.
In accordance with the definitive sale agreement of the Company to MetLife, ALICO transferred its interest in ML II to The Variable Annuity Life Insurance Company, an AIG subsidiary on September 7, 2010 for $22 million, its carrying value on August 31, 2010.
On October 27, 2010, Alico sold its investments in two joint ventures in Peru for approximately $170 million cash payment. The following table summarizes assets and liabilities of the two joint ventures included in the Balance Sheet at August 31, 2010 and November 30, 2009.

	August 31,	November 30,
(in millions)	2010	2009
Total assets	$1,132	$975

Total Liabilities	$857	$767

Non-Controlling Interest	146	111